Exhibit 23.11
Consent of Independent Auditors

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 31, 2014, with respect to the balance sheet of WH Valle Di Oro 79, LLC as of December 31, 2013, the related statement of operations, members’ capital and cash flows for the year then ended, and the related notes to the financial statements, incorporated by reference in the registration statements (No. 333-174742, No. 333-175002, No. 333-175559, No. 333-184752, and No. 333-192059) on Form S-3, the registration statement (No. 333-164928) on Form S-8, the registration statement (No. 333-164926) on Form S-1/A and the registration statement (No. 333-186690) on Form S-4 of Kennedy-Wilson Holdings, Inc. in reliance upon the reports of KPMG LLP, independent auditors, which report appears in amendment no. 1 to the December 31, 2013 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG LLP
Los Angeles, California
March 31, 2014